News Announcement                           For Immediate Release

Contact:
Jeffrey D. Gash                          Joseph N. Jaffoni, Robert L. Rinderman
Chief Financial Officer                  Jaffoni & Collins Incorporated
631/273-5500 or jgash@jacoelect.com      212/835-8500 or jaco@jcir.com


     JACO ELECTRONICS DIVESTS NEXUS CONTRACT MANUFACTURING UNIT FOR $12 MILLION AND EXPANDS FLAT PANEL DISPLAY OPERATIONS

Hauppauge, NY and Brandon, VT, September 21, 2004 -- Jaco Electronics, Inc. (Nasdaq: JACO), a distributor of electronic components to original equipment manufacturers, today announced that it has completed the sale of its non-core contract manufacturing subsidiary, Nexus Custom Electronics, Inc., to Sagamore Holdings, Inc. for $12.0 million and the assumption of certain liabilities. Pursuant to the agreement, Sagamore Holdings has entered into a contract that designates Jaco as a key supplier of electronic components to Nexus Custom Electronics for a period of five years.

Under the terms of the agreement, Jaco will receive $9.25 million of the purchase consideration in cash at closing. The balance of the purchase consideration will be satisfied through a $2.75 million subordinated note issued by the purchaser. Jaco may also receive up to $1 million as consideration under a six-year earn-out agreement with Sagamore. As a result of the sale, Jaco will classify the operations of Nexus Custom Electronics as "discontinued" as of July 1, 2003 (the beginning of the Company's 2004 fiscal year).

Commenting on the sale, Jaco's Chairman and Chief Executive Officer Joel Girsky, stated, "While it was a non-core holding for Jaco, Nexus is a solid company and we are delighted to maintain a long-term supply arrangement with Nexus. Initially, we plan to utilize net proceeds from the sale to reduce long-term debt, which was approximately $38.9 million at March 31, 2004.

"With the availability through our bank lines, we also plan to further expand our flat panel display (FPD) sales, engineering and integration operations and will shortly commence construction on a new 20,000 square foot manufacturing facility for the design, assembly and testing of FPD systems, products, and subassemblies. We will leverage the additional capacity to vertically integrate our FPD operation, thereby enhancing Jaco's intellectual property and our ability to provide a wide array of value-added display offerings.
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Jaco Electronics Divests Nexus Contract Manufacturing, 9/21/04            page 2

"The new facility will include state-of-the-art equipment allowing Jaco to develop and perform functions such as optical enhancements for optimization of FPDs under various environmental conditions. Undertaking this investment will better align us with our strategic suppliers and will position Jaco as a one-stop source for customers' FPD supply and integration needs. We also plan to deploy the proceeds from the sale to expand in the Far East and explore additional distribution-based opportunities such as strategic acquisitions."

Headquartered in Brandon, VT, with a facility in Woburn, MA, Nexus Custom Electronics provides contract manufacturing of printed circuit boards using surface mount and through-hole assembly. The company is ISO 9001 certified and also offers component sourcing, design engineering, testing, and box build (complete system) assembly services. Nexus recorded trailing twelve-month net sales of approximately $22 million and employs approximately 140 persons.

Jaco is a leading distributor of electronic components to industrial OEMs and contract manufacturers. Jaco distributes products such as semiconductors, capacitors, resistors, electromechanical devices, flat panel displays and power supplies, which are used in the manufacture and assembly of electronic products, including: telecommunications equipment, computers and office equipment, medical devices and instrumentation, industrial equipment and controls, military/aerospace systems and automotive and consumer electronics.

Jaco has two distribution centers and 16 strategically located sales offices throughout the United States. Jaco provides a variety of value-added services including automated inventory management services, assembling stock items for customers into pre-packaged kits, integrating and assembling various custom components with flat panel displays to customer specifications. The Company's core customer base consists primarily of small and medium-sized manufacturers that produce electronic equipment used in a wide variety of industries.

Except for the historical information, this press release includes forward-looking statements that involve risks and uncertainties, including, but not limited to, general industry and economic conditions, the impact of competitive products, product demand and market acceptance risks, fluctuations in operating results, delays in development of highly-complex products, the ability of the Company to maintain or expand its operations, the level of costs incurred in connection with the Company's ability to maintain or expand its operation and the financial strength of the Company's customers and suppliers and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. The forward-looking statements in this press release involve risks and uncertainties which could cause actual results, performance or trends, including margins, SG&A expenses as a percentage of revenues and earnings per diluted share, to differ materially from those expressed in the forward-looking statements. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management's expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. Actual results may differ materially from such information set forth herein.
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